UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2018

ConvergeOne Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38053	81-4619427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 Highway 149 Eagan, MN		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (888) 321-6227

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.	Other Events.

On May 22, 2018, ConvergeOne Holdings, Inc. (the “Company”) determined that the applicable thresholds for the pre-established Earnout Targets (as defined in the Agreement and Plan of Merger (the “Merger Agreement”) between C1 Investment Corp. (“C1”), Clearlake Capital Management III, L.P. in its capacity as seller representative (the “Seller Representative”) and Forum Merger Corporation (“Forum”), dated November 30, 2017, for calendar years 2018 and 2019 have been met as of March 31, 2018 (the applicable measurement date set forth in the Merger Agreement). The determination of the achievement of the Earnout Targets was reviewed and approved by the Seller Representative and Parent Representative, constituting the majority of the disinterested independent directors of the Company.

As the Earnout Targets for 2018 and 2019 have been achieved, the former C1 stockholders and the Seller Representative have become entitled to receive an aggregate of $66.0 million in cash (subject to adjustments described below and in the Merger Agreement, the “Earnout Cash Payment”) and approximately 6,600,000 newly issued shares of common stock (subject to adjustment described below and in the Merger Agreement, the “Earnout Stock Payment,” and, together with the Earnout Cash Payment, the “Earnout Consideration”).

As a result of the achievement of the Earnout Targets for 2018 and 2019, two-thirds of the Sponsor Earnout Shares (as defined in the Merger Agreement), or 1,437,500 shares of common stock, held by the distributees of Forum Investors I, LLC, Forum’s sponsor, which were subject to forfeiture in the event the Earnout Targets were not met, have vested, and pursuant to the Merger Agreement the Earnout Stock Payment has therefore been reduced by such amount, resulting in a net Earnout Stock Payment of approximately 5,162,000 newly issued shares. The Sponsor Earnout Shares remain subject to a lock-up agreement for 180 days from the closing date of the merger.

Additionally, because the Company is restricted from paying any portion of the Earnout Cash Payment in cash due to limitations in its debt facilities and the Merger Agreement (such amount, the “Cash Payment Shortfall”), the Seller Representative has the right to elect either to receive 7,570,717 additional shares of common stock of the Company in lieu of the amount of the Earnout Cash Payment equal to the Cash Payment Shortfall (the “Cash Payment Shortfall Parent Shares”) or to defer receipt of the Cash Payment Shortfall or the Cash Payment Shortfall Parent Shares until the end of the next fiscal quarter of the Company, at which time the Seller Representative will have the opportunity to make another election with respect to such Cash Payment Shortfall (such deferral election, a “Deferral”) . The Seller Representative has notified the Company that it has elected the Deferral, and thus the Cash Payment Shortfall will not be paid and the Cash Payment Shortfall Parent Shares will not be issued, until such subsequent date, if any, and based upon such subsequent election.

Please see the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 (File No. 001-38053) for a further discussion of the Earnout Targets for 2018 and 2019. The Company has not yet met the Earnout Target for 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConvergeOne Holdings, Inc.

Dated: May 23, 2018
	By:	/s/ JEFFREY NACHBOR
Jeffrey Nachbor
Chief Financial Officer